Exhibit 5.1

2100 L STREET, NW SUITE 900 WASHINGTON DC 20037 TELEPHONE: 202.887.1500 FACSIMILE: 202.887.0763 WWW.MOFO.COM

MORRISON & FOERSTER LLP

AUSTIN, BEIJING, BERLIN, BOSTON,

BRUSSELS, DENVER, HONG KONG,

LONDON, LOS ANGELES, MIAMI,

NEW YORK, PALO ALTO, SAN DIEGO,

SAN FRANCISCO, SHANGHAI, SINGAPORE,

TOKYO, WASHINGTON, D.C.

March 19, 2024

Board of Directors

Crinetics Pharmaceuticals, Inc.

6055 Lusk Boulevard

San Diego, California 92121

Re:	Resale Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to Crinetics Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the potential resale, from time to time, pursuant to Rule 415 under the Securities Act, of up to 8,333,334 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, by the selling stockholders identified in the Registration Statement and any prospectus supplements to the prospectus included as part of the Registration Statement.

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the prospectus which forms a part of the Registration Statement, and such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. For purposes of the opinion rendered below, we have assumed that in connection with the issuance of the Shares, the Company received consideration in an amount in accordance with the applicable purchase agreement providing for the issuance of the Shares. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, the Delaware Constitution and reported judicial decisions interpreting those laws, each as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

Based upon, subject to and limited by the foregoing, as of the date hereof, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

Crinetics Pharmaceuticals, Inc.

March 19, 2024

Page Two

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP